Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to The Mosaic Company 2004 Omnibus Stock and Incentive Plan of our report, dated January 30, 2004, except for Notes 17 and 19, as to which the date is March 1, 2004, with respect to the consolidated financial statements and schedule of IMC Global Inc. included in IMC Global’s Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and incorporated by reference in the Proxy Statement of IMC Global Inc. and related Prospectus of The Mosaic Company dated September 17, 2004, filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and included in the Form S-4 Registration Statement.

/s/ Ernst & Young LLP

Chicago, Illinois

November 10, 2004